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EXHIBIT 7.1

April 11, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: MobileMail (US) Inc. – Form 8-K

Ladies and Gentlemen:

We have read MobileMail (US) Inc.’s statements included under Item 4.02 of its Form 8-K dated April 11, 2006, and we agree with all the statements.

We also consent to the inclusion of our reports dated October 28, 2005, except as to note 12 which is as at April 7, 2006 for the years ended September 30, 2005 and 2004, and November 4, 2005, except as to Note 8 which is as at April 7, 2006 for the period ended July 31, 2005, in respect of the following amended financial statements which are attached to the Form 8-K:

  the interim balance sheet of Maxtor Holdings Inc. as at July 31, 2005, and the related interim statements of changes in stockholders’ equity, operations and cash flows for the period from incorporation (April 1, 2005) to July 31, 2005; and

  the consolidated balance sheets of Company as at September 30, 2005 and 2004 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for each of the years ended September 30, 2005 and 2004 and for each of the periods from incorporation (August 21, 2003) to September 30, 2005 and 2004.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS